For immediate release                        Contact: Andy McCormick
October 17, 2001                                        212-573-1226



PFIZER ANNOUNCES STRONG THIRD-QUARTER RESULTS, CONFIRMS 2001-2002 EARNINGS EXPECTATIONS, FORESEES DOUBLE-DIGIT REVENUE GROWTH AND IMPROVED MARGINS FOR 2002
---
COMPANY EXPECTS TO CONTINUE ITS STRONG PERFORMANCE IN 2003, GIVEN BROAD CURRENT PHARMACEUTICAL PRODUCT PORTFOLIO, NEW PRODUCT INTRODUCTIONS AND IMPROVING MARGINS
---

Third-Quarter Net Income Up 28 Percent To $2.185 Billion and Diluted EPS Up 26 Percent To $.34, Both From Continuing Operations Excluding Certain Significant Items and Merger-Related Costs
---

Pfizer Comfortable With Analysts' Current Consensus of $1.30 for Full-Year 2001 Diluted EPS, and Reaffirms Full-Year 2002 Diluted EPS Expectation of $1.56 or Better (From Continuing Operations Excluding Certain Significant Items and Merger-Related Costs)
---
Reported Third-Quarter Net Income Grew 52 Percent to $2.072 Billion, Diluted Earnings Per Share Up 57 Percent to $.33

NEW YORK, October 17 -- Pfizer Inc achieved double-digit revenue growth in the third quarter, with revenues increasing 10 percent to $7.898 billion. Excluding the impact of foreign exchange, Pfizer's third-quarter revenues increased 14 percent, driven by growth in human pharmaceutical revenues of 16 percent on the same basis.

Net income increased by 28 percent to $2.185 billion and diluted earnings per share (EPS) increased by 26 percent to $.34, both from continuing operations excluding the impact of certain significant items and merger-related costs. Pfizer also reaffirmed its earnings projections for full-year 2001 and 2002 and announced its expectation of double-digit revenue growth for 2002, with further improved margins.

"As we review this past quarter, our thoughts are with the victims of the September terrorist attacks, and our heartfelt thanks go out to all those participating in rescue and relief efforts," said Hank McKinnell, chairman and chief executive officer. "We also pay tribute to the two Pfizer colleagues who died in the attacks.

"Since September 11, Pfizer has donated medicines, health care products and support services in addition to the $10 million that Pfizer and the Pfizer Foundation together have pledged in donations to the relief efforts. Pfizer has matched approximately $430,000 in employee contributions to date. We stand ready to do more and will continue our close partnerships with New York City and communities and governments around the world during this crisis.

"It is also critically important that we continue doing what we do best: discovering, developing, and marketing innovative medicines and consumer products. This, ultimately, will be the most important contribution the people of Pfizer will make.

"Pfizer's performance continues to be driven by a robust product line and development pipeline, industry-leading R&D investments, outstanding sales and marketing capabilities, and a continuing commitment to productivity initiatives. We are very well positioned to deliver strong results through 2002 and beyond."

Pfizer's performance reflects its broad, deep and patent-protected human pharmaceutical portfolio, which continues to show strong prescription growth. Among our major pharmaceutical products, 10 rank as the leaders in their therapeutic categories. Six of the world's 20 largest-selling pharmaceuticals are products discovered, developed or co-promoted by Pfizer.

Moreover, seven new products comprising the next wave of Pfizer-discovered or co-promoted medicines are either pending approval before the FDA or slated for filing by the end of 2002. The Company continues to achieve significant milestones:

-- Lipitor, our cholesterol-lowering drug, grew to become the largest-selling pharmaceutical in the world. In the U.S., Lipitor reached record market-share levels in the third quarter.

-- A supplemental application for the use of Neurontin in the management of neuropathic pain was filed with the FDA. Neurontin is the world's top-selling anticonvulsant drug for use in adjunctive therapy for epilepsy. In world markets where use for neuropathic pain is approved, Neurontin is experiencing a growth rate of 55%.

-- Approval by the FDA of Zyrtec-D 12 Hour, which is the only prescription oral antihistamine/decongestant combination medicine for treating both year-round indoor and outdoor allergies as well as nasal congestion. Zyrtec is the fastest-growing antihistamine in the U.S. market, and gained record high market share in September.

-- Viagra, the therapeutic standard in promoting erectile health, has now been used by over 16 million men worldwide, including 10 million in the U.S. The U.S. Veterans Administration recently included Viagra on its national formulary.

-- Spiriva (tiotropium), has been approved in the Netherlands for the maintenance treatment of patients with chronic obstructive pulmonary disease
(COPD), which includes chronic bronchitis and emphysema. Discovered and developed by Boehringer Ingelheim (BI), Spiriva is the first once-daily inhaled therapy for COPD and will be co-promoted by Pfizer and BI. Data from clinical trials presented recently at scientific meetings show Spiriva to be superior to ipratropium bromide as well as to the long-acting beta agonist salmeterol in several key measurements.

-- A unanimous vote by an advisory panel to the FDA to recommend approval of both oral and intravenous applications of the new antifungal Vfend (voriconazole) for invasive aspergillosis.

-- Contracting with ten major hospitals in preparation for fourth quarter patient enrollment in Pfizer's innovative partnership program with the State of Florida, addressing critical health needs of the state's adult Medicaid population through advanced disease management techniques and programs.

-- The launch by Pfizer, IBM and Microsoft of Amicore, an independent software and services company that provides workflow and connectivity solutions to office-based physicians.

Dr. McKinnell continued, "In light of these strengths and accomplishments, we are comfortable with analysts' current consensus for full-year 2001 diluted earnings per share of $1.30 from continuing operations, excluding certain significant items and merger-related costs. In addition, we reaffirm our prior projection of diluted EPS in 2002 at $1.56 or better, on the same basis. And we look forward to double-digit revenue growth for 2002, together with improved margins.

"We are maintaining our strong operating momentum," Dr. McKinnell said, "driven by the performance of our current human pharmaceutical products -- which generally have strong patent protection well into this decade and beyond. We are investing to support not only our current portfolio but also the next wave of Pfizer-discovered or co-promoted products. With approximately 160 projects in 19 therapeutic categories, Pfizer has the global R&D scale necessary to realize the rich opportunities emerging in this era of unprecedented scientific and medical breakthroughs."

Karen Katen, executive vice president and president, Pfizer Pharmaceuticals Group, stated, "On a reported basis, third-quarter human pharmaceutical revenue grew by 13 percent to $6.235 billion, or 16 percent excluding the impact of foreign exchange. In the quarter, nine products -- representing about 77 percent of Pfizer's human pharmaceutical revenues -- grew an aggregate 22 percent. This strong performance was realized across many major markets and product lines. In the U.S., human pharmaceutical revenues grew 14 percent, to $4.072 billion. Our international markets achieved revenue growth of 10 percent to $2.163 billion (19 percent excluding the impact of foreign exchange).

"The most recent twelve-month market research audit data show that Pfizer's human pharmaceutical sales -- together with a proportionate share of co-promoted product sales -- were the largest of any pharmaceutical company, both in the U.S. and worldwide. In fact, that same data also show that Pfizer's human pharmaceutical sales were the fastest-growing among major pharmaceutical companies in the United Kingdom, Germany, France, Japan and other major markets."

Looking forward, Pfizer anticipates additional significant human pharmaceutical product developments. These include further launches of Relpax in Europe in 2001 and throughout 2002 and expected regulatory action in the U.S. on Vfend (voriconazole) and in Europe on Geodon/Zeldox in late 2001.

In the quarter, Animal Health sales increased 22 percent (up 29 percent excluding foreign exchange) to $254 million, compared to the same period in 2000. The improved performance in this business reflected new promotional and distribution practices, various restructuring initiatives, and the performance of Revolution, our anti-parasitic for companion animals. These benefits were partially offset by lost revenue from the divestment of feed-additive product lines, the impact of mad cow disease and foot and mouth disease in Europe and the negative effect of foreign exchange.

Total company revenues, however, tempered somewhat in the quarter due to the results of our consumer businesses. Sales growth of those businesses, which include consumer health care products, confectionery products, shaving products, and fish-food products, has been slower than anticipated. Total sales for the consumer businesses decreased 1 percent (up 2 percent excluding the effects of foreign exchange) to $1.311 billion in the third quarter, compared to the same period in 2000.

David Shedlarz, executive vice president and chief financial officer, said, "Pfizer's exceptionally strong operational performance, driven by the human pharmaceutical business, which achieved revenue growth, excluding foreign exchange and accounting harmonization, of 15 percent in the first nine months of 2001 was tempered by the significant adverse impact of foreign exchange ($731 million year-to-date) as well as revenue declines in the Animal Health and Consumer businesses so far this year. Foreign exchange is projected to reduce total 2001 revenues by about $900 million, at current exchange rates. As a result, total full-year 2001 Pfizer revenue growth, including the unprecedented negative impact of foreign exchange, is now expected to be 9 percent, despite the double-digit revenue growth anticipated in the fourth quarter.

"The vast majority of our 2001 earnings growth reflects operational performance, with merger-related cost savings and a reduction in the effective tax rate providing additional benefits (for continuing operations excluding certain significant items and merger-related costs). Pfizer has now increased the estimate of full-year 2001 merger-related cost savings to about $1.4 billion.

"Pfizer continues to support our many promising drug candidates and research opportunities. We expect to invest about $4.8-$4.9 billion in R&D for full-year 2001, the highest investment level in the industry.

"Looking forward, we anticipate double-digit revenue growth, continuing margin improvements, and merger-related cost savings of at least $1.6 billion in 2002," Mr. Shedlarz concluded. "We also are confident that we can sustain strong performance in 2003, based upon the breadth and depth of our current product line, new product opportunities, continuing productivity enhancements, and improved margins. Our confidence in our immediate and future prospects is underscored by the $5 billion share purchase program announced in June of this year -- under which Pfizer purchased approximately 34 million shares during the third quarter."

"Pfizer's business fundamentals remain strong and underscore our outstanding future prospects," Dr. McKinnell concluded. "We remain committed to bringing a continuing stream of innovative products and healthcare solutions to patients, physicians and health-care providers and payors worldwide while significantly increasing shareholder value."


For additional details, please see the attached financial statements, product sales tables and Supplemental Information.

DISCLOSURE NOTICE: The information contained in this document is as of October 17, 2001. All comparisons reflect the restatement of financial data for the merger of Pfizer and Warner-Lambert.

The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document contains forward-looking information about the Company's financial results and estimates, business prospects and products in research that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the success of research and development activities and the speed with which regulatory authorizations and product launches may be achieved; competitive developments affecting our current growth products; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; trade buying patterns; ability to meet generic and branded competition after the expiration of the Company's patents; trends toward managed care and health care cost containment; possible U.S. legislation affecting pharmaceutical pricing and reimbursement or Medicare; exposure to product liability and other types of lawsuits; contingencies related to actual or alleged environmental contamination; the Company's ability to protect its intellectual property both domestically and internationally; interest rate and foreign currency exchange rate fluctuations; governmental laws and regulations affecting domestic and foreign operations, including tax obligations; changes in generally accepted accounting principles; any changes in business, political and economic conditions due to the recent terrorist attacks in the U.S., the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas; and growth in costs and expenses; changes in our product mix; and the impact of acquisitions, divestitures, restructurings, product withdrawals and other unusual items. A further list and description of these risks, uncertainties and other matters can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, and in its periodic reports on Forms 10-Q and 8-K (if any).


                       PFIZER INC. AND SUBSIDIARY COMPANIES
                    CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                  (UNAUDITED)


    (millions of dollars, except per share data)


                                Third Quarter  % Incr./   Nine Months % Incr./
                                2001    2000   (Dec.)*   2001    2000  (Dec.)*

    Revenues                   $7,898  $7,158    10    $23,229 $21,308     9

    Costs and expenses:
     Cost of sales              1,177   1,221    (4)     3,551   3,637    (2)
     Selling, informational
      and administrative exps.  2,671   2,650     1      8,061   8,207    (2)
     Research and development
      expenses                  1,188   1,025    16      3,332   3,172     5
     Merger-related costs         113     505   (78)       589   2,774   (79)
     Other income--net             (5)    (28)  (79)       (49)   (344)  (85)

    Income from continuing
     operations before
     provision for taxes on
     income and minority
     interests                  2,754   1,785    54      7,745    3,862  101

    Provision for taxes on
     income                       679     421    61      1,936    1,549   25

    Minority interests              3       3    22         14        7   87

    Income from continuing
     operations                 2,072   1,361    52      5,795    2,306  151

    Discontinued
     operations--net of tax        --      --    --         37       --   **

    Net income                 $2,072  $1,361    52    $ 5,832  $ 2,306  153

    Earnings per common share:
     Basic:
      Income from continuing
       operations              $  .33  $  .22    50    $   .93  $   .37  151
      Discontinued
       operations--net of tax      --      --    --         --       --   --
      Net income               $  .33  $  .22    50    $   .93  $   .37  151

     Diluted:
      Income from continuing
       operations              $  .33  $  .21    57    $   .92  $   .36  156
      Discontinued
       operations--net of tax      --      --    --         --       --   --
      Net income               $  .33  $  .21    57    $   .92  $   .36  156




    *  - Percentages may reflect rounding adjustments.
    ** - Calculation not meaningful.


    1. The above financial statements present the three-month and nine-month periods ended September 30, 2001 and October 1, 2000. Subsidiaries operating outside the United States are included for the three-month and nine-month periods ended August 26, 2001 and August 27, 2000.

    2. Certain reclassifications were made to the 2000 condensed consolidated statement of income to conform to the 2001 presentation.

    3. In June 2000, we completed our merger with Warner-Lambert Company which was accounted for as a pooling of interests. As a result, we restated financial data prior to the merger to include the results of operations of Warner-Lambert.

    4. In the nine months ended October 1, 2000, merger-related costs include $1,838 million of transaction costs related to the termination of the proposed Warner-Lambert/American Home Products Corporation merger.

    5. The financial results for the three-month and nine-month periods ended September 30, 2001 are not necessarily indicative of the results which ultimately might be achieved for the current year.



                      PFIZER INC. AND SUBSIDIARY COMPANIES
                      RESULTS FROM CONTINUING OPERATIONS
         EXCLUDING CERTAIN SIGNIFICANT ITEMS AND MERGER-RELATED COSTS
                                (UNAUDITED)


(millions of dollars, except per share data)


                                Third Quarter             Nine Months
                                2001    2000  % Incr.    2001   2000  % Incr.

    Revenues                   $7,898  $7,158    10   $23,054 $21,308    8

    Income from continuing
     operations before
     provision for taxes on
     income and minority
     interests                 $2,937  $2,352    25    $8,348  $6,519   28

    Income from continuing
     operations                $2,185  $1,711    28    $6,206  $4,739   31

    Diluted earnings per
     share from continuing
     operations                $  .34  $  .27    26    $  .97  $  .75   29




    1. The above financial information presents the three-month and nine-month periods ended September 30, 2001 and October 1, 2000. Subsidiaries operating outside the United States are included for the three-month and nine-month periods ended August 26, 2001 and August 27, 2000.

    2. In June 2000, we completed our merger with Warner-Lambert Company which was accounted for as a pooling of interests. As a result, we restated financial data prior to the merger to include the results of operations of Warner-Lambert.

    3. Certain reclassifications were made to revenues for 2000 to conform to the 2001 presentation.

    4. Revenues as shown above for the first nine months of 2001 exclude a harmonization adjustment of Pfizer/Warner-Lambert accounting methodology for Medicaid and contract rebate accruals.

    5. Income and diluted earnings per share from continuing operations as shown above exclude the following items:

                                             Third Quarter    Nine Months
                                             2001    2000     2001   2000

       Merger-related costs, pre-tax:
        Transaction costs                   $ --     $  6   $   -- $  226
        Transaction costs related to the
         termination of the proposed
         Warner-Lambert/American
         Home Products merger      .          --      --       --   1,838
        Integration costs                     66      66      330      99
        Restructuring charges                 47     433      259     611
          Total merger-related costs         113     505      589   2,774

       Significant items, pre-tax:
        Harmonization of accounting
        Methodology+                          --     --      (175)     --
        Gain on the sale of research-related
         equity investments++                 --     (18)     (17)    (183)
        Gain on the sale of RID++             --      --       --      (78)
        Gain on the sale of Omnicef++         --      --       --      (39)
        Co-promotion charges++                70      --      206       --
        Costs associated with the withdrawal
         of Rezulin++                         --      15       --      118
        Loss on the sale of feed-additive
         products++                           --      65       --       65
          Total significant items             70      62       14     (117)

       Total merger-related costs and
        significant items, pre-tax           183     567      603    2,657
       Income taxes                           70     217      192      224
       Total merger-related costs and
        significant items, after-tax        $113    $350   $  411   $2,433

       + Represents the harmonization of Pfizer/Warner-Lambert accounting methodology for Medicaid and contract rebate accruals included in "Revenues".
       ++ Included in "Other income--net".



                                     PFIZER INC
                              SEGMENT/PRODUCT REVENUES
                                THIRD QUARTER 2001
                                   (UNAUDITED)
                               (millions of dollars)


                                            QUARTER-TO-DATE
                        WORLDWIDE               U.S.           INTERNATIONAL
                                   %                   %                   %
                    2001    2000  Chg    2001   2000  Chg    2001   2000  Chg
    TOTAL
     REVENUES      7,898   7,158   10   4,926  4,342   13   2,972  2,816    6

    PHARMA-
     CEUTICALS     6,587   5,828   13   4,240  3,667   16   2,347  2,161    9

    TOTAL HUMAN
     PHARMA-
     CEUTICALS     6,235   5,522   13   4,072  3,557   14   2,163  1,965   10

    -CARDIOVASCULAR
     DISEASES      2,925   2,547   15   1,725  1,516   14   1,200  1,031   16
      LIPITOR      1,660   1,216   37   1,132    843   34     528    373   41
      NORVASC        881     846    4     426    404    5     455    442    3
      CARDURA        127     210  (39)      8     92  (91)    119    118    1
      ACCUPRIL/
       ACCURETIC     153     130   17      94     75   25      59     55    6
      PROCARDIA       58      97  (41)     58     97  (41)      0      0   --

    -INFECTIOUS
     DISEASES        787     821   (4)    478    458    4     309    363 (15)
      ZITHROMAX      267     289   (8)    198    181   10      69    108 (37)
      DIFLUCAN       263     254    4     144    132    9     119    122  (2)
      VIRACEPT        93     110  (15)     93    110  (15)      0      0   --

    -CENTRAL NERVOUS
     SYSTEM
     DISORDERS     1,182   1,004   18     954    824   16     228    180   27
      ZOLOFT         598     555    8     490    459    7     108     96   12
      NEURONTIN      442     335   32     379    295   29      63     40   55
      GEODON          23       0   --      22      0   --       1      0   --
      ARICEPT*        41      30   38       0      0   --      41     30   38

    -DIABETES         76      83   (8)     69     74   (8)      7      9  (8)
      GLUCOTROL XL    71      75   (5)     66     71   (6)      5      4   12
      REZULIN          0       0   --       0      0   --       0      0   --

    -ALLERGY         252     193   30     252    193   30       0      0   --
      ZYRTEC         251     192   30     251    192   30       0      0   --

    -VIAGRA          375     332   13     222    199   12     153    133   15

    -ALLIANCE
     REVENUE
      (Aricept and
       Celebrex)     375     298   26     313    266   17      62     32   98

    CAPSUGEL          98      98   --      46     44    5      52     54  (5)

    ANIMAL HEALTH    254     208   22     122     66   84     132    142  (7)

    CONSUMER
     PRODUCTS      1,311   1,330   (1)    686    675    2     625    655  (5)

    -CONSUMER
     HEALTH CARE
     PRODUCTS        602     569    6     432    398    8     170    171   --

    -CONFECTIONERY
     PRODUCTS        480     516   (7)    170    182   (7)    310    334  (7)

    -SHAVING
     PRODUCTS        183     199   (8)     62     75  (17)    121    124  (2)

    -TETRA            46      46    1      22     20    8      24     26  (6)


    *  - Represents direct sales under license agreement with Eisai Co., Ltd.

    Certain amounts and percentages may reflect rounding adjustments.

    Certain prior year data have been reclassified to conform to the current year presentation.


                                     PFIZER INC
                             SEGMENT/PRODUCT REVENUES
                                  NINE MONTHS 2001
                                    (UNAUDITED)
                               (millions of dollars)


                                           YEAR-TO-DATE
                        WORLDWIDE               U.S.           INTERNATIONAL
                                   %                   %                   %
                    2001    2000  Chg    2001   2000  Chg    2001   2000  Chg
    TOTAL
     REVENUES     23,229  21,308    9  14,314 12,776   12   8,915  8,532    4

    PHARMA-
     CEUTICALS    19,308  17,301   12  12,296 10,776   14   7,012  6,525    7

    TOTAL HUMAN
     PHARMA-
     CEUTICALS    18,282  16,238   13  11,830 10,361   14   6,452  5,877   10

    HARMONIZATION
     OF ACCOUNTING
     METHODOLOGY**   175       0   --     175      0   --       0      0   --

    TOTAL HUMAN
     PHARMA-
     CEUTICALS
     EXCLUDING
     HARMONIZATION
     OF ACCOUNTING
     METHODOLOGY  18,107  16,238   12  11,655  10,361  12   6,452  5,877   10

    -CARDIOVASCULAR
     DISEASES      8,327   7,527   11   4,841  4,401   10   3,486  3,126   12
      LIPITOR      4,566   3,596   27   3,148  2,492   26   1,418  1,104   28
      NORVASC      2,620   2,434    8   1,208  1,087   11   1,412  1,347    5
      CARDURA        403     609  (34)     36    252  (86)    367    357    3
      ACCUPRIL/
       ACCURETIC     438     401    9     267    220   22     171    181   (6)
      PROCARDIA      166     337  (51)    166    337  (51)      0      0   --

    -INFECTIOUS
     DISEASES      2,524   2,426    4   1,530  1,371   12     994  1,055  (6)
      ZITHROMAX      946     859   10     686    599   15     260    260   --
      DIFLUCAN       775     734    5     411    357   15     364    377  (4)
      VIRACEPT       277     322  (14)    277    322  (14)      0      0   --

    -CENTRAL NERVOUS
     SYSTEM
     DISORDERS     3,420   2,815   21   2,774  2,277   22     646    538   20
      ZOLOFT       1,720   1,553   11   1,403  1,261   11     317    292    9
      NEURONTIN    1,253     964   30   1,083    845   28     170    119   43
      GEODON         111       0   --     108      0   --       3      0   --
      ARICEPT*       110      86   28       0      0   --     110     86   28

    -DIABETES        228     330  (31)    204    305  (33)     24     25  (4)
      GLUCOTROL XL   210     203    3     196    192    2      14     11   15
      REZULIN          0     102 (100)      0    102 (100)      0      0   --

    -ALLERGY         700     519   35     700    519   35       0      0   --
      ZYRTEC         697     516   35     697    516   35       0      0   --

    -VIAGRA        1,104     964   15     658    600   10     446    364   22

    -ALLIANCE
     REVENUE
      (Aricept and
       Celebrex)     967     811   19     776    734    6     191     77  150

    CAPSUGEL         305     304    1     136    130    5     169    174  (3)

    ANIMAL HEALTH    721     759   (5)    330    285   16     391    474 (17)

  CONSUMER
     PRODUCTS      3,921   4,007   (2)  2,018  2,000    1   1,903   2,007 (5)

    -CONSUMER
     HEALTH CARE
     PRODUCTS      1,801   1,774    2   1,280  1,235    4     521    539  (3)

    -CONFECTIONERY
     PRODUCTS      1,448   1,507   (4)    495    499   (1)    953  1,008  (5)

    -SHAVING
     PRODUCTS        535     581   (8)    181    206  (12)    354    375  (6)

    -TETRA           137     145   (6)     62     60    4      75     85 (12)


    *  - Represents direct sales under license agreement with Eisai Co., Ltd.

    ** - Represents the harmonization of Pfizer/Warner-Lambert accounting methodology for Medicaid and contract rebate accruals.

    Certain amounts and percentages may reflect rounding adjustments.

    Certain prior year data have been reclassified to conform to the current year presentation.